Exhibit 99.2

OpGen Announces Closing of $9.4 Million UNDERWRITTEN PUBLIC Offering

GAITHERSBURG, Md. (October 28, 2019) – OpGen, Inc. (Nasdaq:OPGN) today announced the closing of its previously announced underwritten public offering of 2,590,170 units at $2.00 per unit and 2,109,830 pre-funded units at $1.99 per pre-funded unit, raising gross proceeds of approximately $9.4 million, prior to deducting underwriting discounts and commissions and other estimated offering expenses. The Company has also granted the underwriter a 30-day option to purchase up to an additional 705,000 shares of common stock and/or common warrants to purchase up to 705,000 shares of common stock.

The Company intends to use the net proceeds of this offering for the following purposes: prior to the closing of the transactions contemplated by the Implementation Agreement to (1) complete the business combination with Curetis GmbH; (2) provide short-term funding to Curetis GmbH under the Interim Facility to fund the Curetis Group’s current operations; and (3) support research and development and regulatory activities for the Company’s anticipated FDA 510(k) submissions for the Acuitas AMR Gene Panel test and the Acuitas Lighthouse Software; and, if any proceeds remain following the closing of the transactions under the Implementation Agreement, to: (4) commercialize the combined company’s products; (5) support further development and commercialization of the combined company’s informatics products in development; (6) fund directed efforts to the customers and collaborators of each company to introduce the products and services of the combined company; (7) invest in manufacturing and operations infrastructure to support sales of products; and (8) the balance, if any, for general corporate purposes.

H.C. Wainwright & Co. acted as sole book-running manager for the offering.

Each unit sold in this offering is comprised of one share of common stock and one common warrant to purchase one share of common stock. Each pre-funded unit sold in this offering included one pre-funded warrant to purchase one share of common stock at an exercise price of $0.01 per share and one common warrant to purchase one share of common stock. Each common warrant has an exercise price of $2.00 per share, is exercisable immediately and will expire five years from the date of issuance. The shares of common stock (or the pre-funded warrants, as the case may be) and the accompanying common warrants included in the units or the pre-funded units were purchased together in this offering, but were issued separately.

A registration statement on Form S-1 (File No. 333-233775) relating to these securities was declared effective by the Securities and Exchange Commission (SEC) on October 23, 2019. The offering was made only by means of a final prospectus that was filed with the SEC on October 25, 2019. Electronic copies of the final prospectus relating to the offering may be obtained for free by visiting the SEC's website at www.sec.gov or may be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, by email at placements@hcwco.com or by phone at 646-975-6996.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About OpGen

OpGen, Inc. is a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease. We are developing molecular information products and services for global healthcare settings, helping to guide clinicians with more rapid and actionable information about life threatening infections, improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs.

Our molecular diagnostics and informatics products, product candidates and services combine our Acuitas molecular diagnostics and Acuitas Lighthouse informatics platform for use with our proprietary, curated MDRO knowledgebase. We are working to deliver our products and services, some in development, to a global network of customers and partners. The Acuitas AMR Gene Panel (RUO) is intended for Research Use Only and is not for use in diagnostic procedures. The Acuitas Lighthouse Software is not distributed commercially for antibiotic resistance prediction and is not for use in diagnostic procedures. For more information, please visit www.opgen.com.

OpGen, Acuitas, and Acuitas Lighthouse are registered trademarks of OpGen, Inc.

Forward-Looking Statements

This press release includes statements relating to the intended use of proceeds from the offering, the completion of the business combination with Curetis N.V. and the Company's products and services. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the fact that we have broad discretion as to the use of proceeds from the offering and that we may not use the proceeds effectively; risks and uncertainties associated with market conditions, OpGen’s ability to successfully and timely seek approval of, and obtain approval of its stockholders for the business combination with Curetis N.V., satisfy the closing conditions under the Implementation Agreement, successfully combine the businesses of OpGen and Curetis GmbH, comply with the complexities of a global business, achieve the synergies we expect and successfully implement the combined company’s strategic and business goals and objectives. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen Contact:

Michael Farmer
Vice President, Marketing
(240) 813-1284

mfarmer@opgen.com

InvestorRelations@opgen.com

OpGen Press Contact:

Matthew Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

OpGen Investor Contact:

Joe Green

Edison Group

jgreen@edisongroup.com

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